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EXHIBIT 11.1


        STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands except per share amounts)

YEAR ENDED DECEMBER 31, 1998
----------------------------

                                                        Weighted Average
                                           Loss        Shares Outstanding     Loss per Share
                                           ----        ------------------     --------------
LOSS PER SHARE - BASIC AND DILUTED:
Loss from continuing operations          $ 12,284 divided by  11,275       =     $    1.09
Loss from discontinued operations        $     32 divided by  11,275       =            --
                                         --------                                ---------
Net Loss                                 $ 12,316 divided by  11,275       =     $    1.09
                                         ========                                =========